SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

GENVEC, INC.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

37246C109

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

IN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

IN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

ELSIE HILLIARD HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

IN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

CHARLES G. HADLEY I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

IN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HAL S. BRODERSON I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

IN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

RONALD J. BRENNER I.D.# ###-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,5450 (See Item (4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

IN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND

C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN

TRUST U/A DATED NOVEMBER 18, 1985 I.D.# 18-2145466

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

OO


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

THE HILLMAN COMPANY I.D.# 25-1011286

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

CO


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

WILMINGTON INVESTMENTS, INC. I.D.# 51-0034468

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

CO


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

WILMINGTON SECURITIES, INC. I.D.# 51-0114700

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

CO


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HILLMAN/DOVER LIMITED PARTNERSHIP I.D.# 51-0286294

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

PN


CUSIP NO. 090945106

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

CASHON BIOMEDICAL ASSOCIATES L.P. I.D.# 23-2555178

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,652,540 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,652,540 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,652,540

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

9.23%

12 Type of Reporting Person

PN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HILLMAN MEDICAL VENTURES 1992 L.P. I.D.# 51-0338291

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares 127,118

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 127,118

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

127,118

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

.71%

12 Type of Reporting Person

PN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HILLMAN MEDICAL VENTURES 1993 L.P. I.D.# 51-0338291

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares 762,711

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 762,711

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

762,711

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

4.26%

12 Type of Reporting Person

PN


CUSIP NO. 37246C109

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HILLMAN MEDICAL VENTURES 1994 L.P. I.D.# 51-0353407

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares 762,711

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 762,711

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

762,711

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

4.26%

12 Type of Reporting Person

PN


Item 1(a) Name of Issuer

Genvec, Inc.

Item 1(b) Address of Issuer's Principal Executive Office:

65 West Watkins Mill Road

Gaithersburg, Maryland 20878

Item 2(a) Name of Person Filing:

(i) Hillman Medical Ventures 1992 L.P., a Delaware Limited Partnership

whose general partners are Hillman/Dover Limited

Partnership and Cashon Biomedical Associates, L.P.

(ii) Hillman Medical Ventures 1993 L.P., a Delaware Limited Partnership

whose general partners are Hillman/Dover Limited

Partnership and Cashon Biomedical Associates, L.P.

(iii) Hillman Medical Ventures 1994 L.P., a Delaware Limited Partnership

whose general partners are Hillman/Dover Limited

Partnership and Cashon Biomedical Associates, L.P.

(iv) Hillman/Dover Limited Partnership, a Delaware limited

partnership whose general partner is Wilmington Securities, Inc.

(v) Cashon Biomedical Associates, L.P., a Delaware limited partnership whose general partners are Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner.

(vi) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington

Investments, Inc.

(vii) Wilmington Investments, Inc., a wholly-owned subsidiary of The

Hillman Company.

(viii) The Hillman Company, a corporation controlled by the HLH Trust.

(ix) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

Trustees of the Henry L. Hillman Trust U/A dated November 18,

1985 (the "HLH Trust").

(x) Ronald J. Brenner

(xi) Hal S. Broderson

(xii) Charles G. Hadley

(xiii) Elsie Hilliard Hillman

(xiv) Henry L. Hillman

(xv) C. G. Grefenstette

Item 2(b) Address of the Principal Business Office:

Hillman Medical Ventures 1992 L.P., Hillman Medical

Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P.

Hillman/Dover Limited Partnership, Wilmington Securities, Inc

and Wilmington Investments, Inc.

824 Market Street, Suite 900

Wilmington, Delaware 19801

The Hillman Company and the HLH Trust

1900 Grant Building

Pittsburgh, Pennsylvania 15219

Cashon Biomedical Associates L.P. Charles G. Hadley, Hal S. Broderson

and Ronald J.Brenner

One Tower Bridge, Suite 1350

100 Front Street

West Conshohocken, Pennsylvania 19428

Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette

2000 Grant Building

Pittsburgh, Pennsylvania 15219

Item 2(c) Citizenship:

Hillman Medical Ventures 1992 L.P., Hillman Medical

Ventures 1993 L.P., Hillman Medical Ventures 1994 L.P.

Hillman/Dover Limited Partnership and Cashon Biomedical

Associates L.P. are Delaware limited partnerships.

Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware

corporations.

The Hillman Company is a Pennsylvania corporation.

The HLH Trust is a Pennsylvania trust.

C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman,

Charles G. Hadley, Hal S. Broderson and Ronald J. Brenner are U.S. citizens.

Item 2(d) Title of Class of Securities:

Common Stock, $.001 Par Value

Item 2(e) CUSIP Number

37246C109

Item 3 Not Applicable

Item 4 Ownership:

(a) Amount Beneficially Owned:

127,118 shares of Common Stock are owned of record and

beneficially by Hillman Medical Ventures 1992 L.P, a Delaware

limited partnership ("HMV 92"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 92.

Wilmington Securities, Inc. is the sole general partner of Hillman/Dover

Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc.

is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson and Ronald J.

Brenner are general partners of Cashon Biomedical Associates L.P.

762,711 shares of Common Stock are owned of record and

beneficially by Hillman Medical Ventures 1993 L.P, a Delaware

limited partnership ("HMV 93"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 93.

Wilmington Securities, Inc. is the sole general partner of Hillman/Dover

Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc.

is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson and Ronald J.

Brenner are general partners of Cashon Biomedical Associates L.P.

762,711 shares of Common Stock are owned of record and

beneficially by Hillman Medical Ventures 1994 L.P, a Delaware

limited partnership ("HMV 94"). Hillman/Dover Limited Partnership and Cashon Biomedical Associates L.P. are general partners of HMV 94.

Wilmington Securities, Inc. is the sole general partner of Hillman/Dover

Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc.

is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust. Charles G. Hadley, Hal S. Broderson and Ronald J.

> Brenner are general partners of Cashon Biomedical Associates L.P.

(b) Percent of Class

9.23%

(c) Number of Shares as to which such person has:

(i) sole power to vote or direct the vote

(ii) shared power to vote or to direct the vote

1,652,540

(See Item (4)(a))

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

1,652,540

(See Item (4)(a))

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired

the Security Being Reported on by the Parent Holding Company:

Not Applicable

tem 8 Identification and Classification of Members of the Group:

Not Applicable

Item 9 Notice of Dissolution of Group:

Not Applicable

Item 10 Certification:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(Intentionally Left Blank)

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HILLMAN MEDICAL VENTURES 1992 L.P.

By Hillman/Dover Limited Partnership,

a General Partner

By Wilmington Securities, Inc., the sole

General Partner

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

By Cashon Biomedical Associates L.P.,

a General Partner

/s/ Charles G. Hadley

By _________________________________________

Charles G. Hadley, General Partner

/s/ Hal S. Broderson

By _________________________________________

Hal S. Broderson, General Partner

/s/ Ronald J. Brenner

By _________________________________________

Ronald J. Brenner, General Partner

HILLMAN MEDICAL VENTURES 1993 L.P.

By Hillman/Dover Limited Partnership,

a General Partner

By Wilmington Securities, Inc., the sole

General Partner

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

By Cashon Biomedical Associates L.P.,

a General Partner

/s/ Charles G. Hadley

By _________________________________________

Charles G. Hadley, General Partner

/s/ Hal S. Broderson

By _________________________________________

Hal S. Broderson, General Partner

/s/ Ronald J. Brenner

By _________________________________________

Ronald J. Brenner, General Partner

HILLMAN MEDICAL VENTURES 1994L.P.

By Hillman/Dover Limited Partnership,

a General Partner

By Wilmington Securities, Inc., the sole

General Partner

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

By Cashon Biomedical Associates L.P.,

a General Partner

/s/ Charles G. Hadley

By _________________________________________

Charles G. Hadley, General Partner

/s/ Hal S. Broderson

By _________________________________________

Hal S. Broderson, General Partner

/s/ Ronald J. Brenner

By _________________________________________

Ronald J. Brenner, General Partner

HILLMAN/DOVER LIMITED PARTNERSHIP

By Wilmington Securities, Inc.,

the sole General Partner

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

CASHON BIOMEDICAL ASSOCIATES L.P.

/s/ Charles G. Hadley

By _________________________________________

Charles G. Hadley, General Partner

/s/ Hal S. Broderson

By _________________________________________

Hal S. Broderson, General Partner

/s/ Ronald J. Brenner

By _________________________________________

> Ronald J. Brenner, General Partner

WILMINGTON SECURITIES, INC.

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

WILMINGTON INVESTMENTS, INC.

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

THE HILLMAN COMPANY

/s/ Lawrence M. Wagner

By _________________________________________

Lawrence M. Wagner, President

HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN

AND C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

/s/ C. G. Grefenstette

_____________________________________________

C. G. Grefenstette, Trustee

/s/ C. G. Grefenstette

____________________________________________

C. G. Grefenstette

/s/ Henry L. Hillman

____________________________________________

Henry L. Hillman

/s/ Elsie Hilliard Hillman

____________________________________________

Elsie Hilliard Hillman

/s/ Charles G. Hadley

____________________________________________

Charles G. Hadley

/s/ Hal S. Broderson

____________________________________________

Hal S. Broderson

/s/ Ronald J. Brenner

____________________________________________

Ronald J. Brenner

February 14, 2001

Date